Exhibit 99.1

News Release
General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Closes Sale of

Assets to Sanchez Production Partners

HOUSTON--(GLOBE NEWSWIRE)--Nov. 22, 2016--Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced that it has closed on the previously announced definitive agreement to sell the Company’s 50 percent interest in Carnero Processing, LLC (“Carnero Processing”) to Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP”) for total consideration of approximately $80 million.  In conjunction with the closing, the Company received cash consideration of $55.5 million and SPP assumed remaining capital commitments to Carnero Processing, which are estimated at $24.5 million.

The Company also announced that it has closed on the previously announced definitive agreement to sell certain non-core producing oil and natural gas assets, located in South Texas, to SPP for total consideration of approximately $27 million.  After normal and customary closing adjustments, the Company received cash consideration of $25.6 million from SPP in conjunction with the sale.

The asset sales enhance the Company’s already strong liquidity position which, as of the end of the third quarter 2016, totaled approximately $629 million, consisting of approximately $329 million in cash and cash equivalents and an undrawn bank credit facility with an elected commitment amount of $300 million.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the horizontal development of significant resource potential from the Eagle Ford Shale in South Texas, where we have assembled over 200,000 net acres, and the Tuscaloosa Marine Shale.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

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COMPANY CONTACT:

Howard J. Thill

EVP & Chief Financial Officer

(713) 783-8000

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